EMPLOYEE AGREEMENT
 This Agreement is dated this 28th day of August, 2017 by and between Edward Aruda, (the "EMPLOYEE") whose principal address is located at 10 Prairie Villa Dr., Plains MO 95859, and Vet Online Supply, Inc. ( the "Company"), a Florida company doing business in California, located at 1041 Market Street, San Diego CA 92101; and is hereinafter referred to as the ("Company").

            I
           RECITALS

A. COMPANY desires to enter into a consulting agreement with EMPLOYEE wherein EMPLOYEE will accept to continue to be the position Chairman of the Board, and its new Director of Sales & Marketing for the COMPANY.

B. COMPANY and EMPLOYEE have reviewed this agreement and any documents delivered pursuant hereto, and have taken such additional steps and reviewed such additional documents and information as deemed necessary to make an informed decision to enter into this Agreement.

C. Each of the parties hereto desires to make certain representations, warranties and agreements in connection herewith and also to describe certain conditions hereto.

II
AGREEMENT

Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.
Job Description: The chairman of the board of directors will elect members of the board, and will focus on product revenues of the company. The chair will call the board meetings, sets the agenda, and follow designated procedures on discussion and voting. The chair will be part of all meeting discussions to assure that all topics are fruitful so that the meeting runs efficiently. The chairman of the board will preside over stockholders' meetings. Pursuant with the rules of the board, the chair can use various duties and responsibilities in setting the course for the company, whether it is by postponing certain agenda items, calling special meetings or limiting discussion.

As the Director of Sales & Marketing, you will oversee our organization's sales and marketing programs, inclusive of developing strategic sales and marketing objectives. Duties include to establish sales territories and quotas, manages budgets and evaluate sales performance. Manage and develop marketing programs and materials such as advertising, event support and online promotions. Manage a departmental sub-function within a broader departmental function. Create functional strategies and specific objectives for the sub-function and develop budgets/policies/procedures to support the functional infrastructure. Deep knowledge of the managed sub-function and solid knowledge of the overall departmental function.

2.	Term: The term of this agreement is for a period of two years; renewable with mutual consent.

3.	Compensation:

a.
Fee/Commission: EMPLOYEE will receive a monthly salary of $3,000.00 to be paid at the end of each month. Amounts unpaid will accrue annual interest of 6%. Further, the EMPLOYEE will receive 5% of all revenue generated through the sale of products sold by the COMPANY.

b.
Stock: The EMPLOYEE will receive 3,750,000 shares of restricted common stock upon signing of this agreement, and at the end of the first 12 months the EMPLOYEE will receive $75,000 of restricted common shares of the company at fair market value. Note: The EMPLOYEE currently holds 138,750,000 restricted common shares. Any stock previously held by the EMPLOYEE will be cancelled and returned to treasury, inclusive of 138,750,000 shares of Common Stock and 20,000 Preferred Series B Shares.

c.
Expenses: The COMPANY will pay the costs and expenses of EMPLOYEE directly related to his performance of his position or tasks herein for internet, Cellular and supplies. The Company agrees to lend one of its fleet vehicles at no cost, as well as pay for insurance and mileage.

4.	Confidentiality:

a.
This Agreement. The provisions of this Agreement are confidential and private and are not to be disclosed to outside parties (except on a reasonable need to know basis only) without the express, advance consent of all parties hereto or by order of a court of competent jurisdiction.

b.
Proprietary Information. EMPLOYEE agrees and acknowledges that during the course of this agreement in the performance of his duties and responsibilities that he will come into possession or knowledge of information of a confidential nature and/or proprietary information of COMPANY.

Such confidential and/or proprietary information includes but is not limited to the following of COMPANY, its agents, contractors, EMPLOYEEs and all affiliates: corporate and/or financial information and records of COMPANY or any client, customer or associate of COMPANY; information regarding artists or others under contract, or in contact with, COMPANY; customer information; client information; shareholder information; business contacts, investor leads and contacts; EMPLOYEE information; documents regarding COMPANY's website and any COMPANY product, including intellectual property.

EMPLOYEE represents and warrants to COMPANY that he will not divulge confidential, proprietary information of COMPANY to anyone or anything without the advance, express consent of COMPANY, and further will not use any proprietary information of COMPANY for his or anyone else's gain or advantage during and after the term of this agreement.

5. Further Representations and Warranties: EMPLOYEE acknowledges that this is a consulting position and represents that he will perform his duties and functions herein in a timely, competent and professional manner. EMPLOYEE represents and warrants that he will be fair in his dealing with COMPANY and will not knowingly do anything against the interests of COMPANY.

6. Survival of Warranties and Representations: The parties hereto agree that all warranties and representations of the parties survive the closing of this transaction.

7. Termination: This agreement is expressly "at will" and can be terminated by COMPANY for any reason, after reasonable notice and opportunity to correct any alleged deficiencies. EMPLOYEE may request a hearing of the full Board of Directors to defend himself against any attempt of COMPANY to terminate this Agreement. Any final determination of termination must be made by majority vote of the COMPANY Board of Directors (after such a hearing, if requested). EMPLOYEE must give at least 30 days notice if he intends to resign.
III
MISCELLANEOUS PROVISIONS

1. Expenses: Each party shall bear its respective costs, fees and expenses associated with the entering into or carrying out its obligations under this Agreement.

2. Indemnification: Any party, when an offending party, agrees to indemnify and hold harmless the other non-offending parties from any claim of damage of any party or non-party arising out of any act or omission of the offending party arising from this Agreement.

3. Notices: All notices required or permitted hereunder shall be in writing and shall be deemed given and received when delivered in person or sent by confirmed facsimile, or ten (10) business days after being deposited in the United States mail, postage prepaid, return receipt requested, addressed to the applicable party as the address as follows:

COMPANY:         Vet Online Supply Inc.
1041 Market Street
San Diego CA 92101

EMPLOYEE:         Edward Aruda
10 Prairie Villa Dr.
Plains MO 95859

4. Breach: In the event of a breach of this Agreement, ten (10) days written notice (from the date of receipt of the notice) shall be given. Upon notice so given, if the breach is not so corrected, the non-breaching party may take appropriate legal action per the terms of this Agreement.

5. Assignment: This Agreement is assignable only with the written permission of COMPANY.

6. Amendment: This Agreement is the full and complete, integrated agreement of the parties, merging and superseding all previous written and/or oral agreements and representations between and among the parties, and is amendable in writing upon the agreement of all concerned parties. All attachments hereto, if any, are deemed to be a part hereof.

7. Interpretation: This Agreement shall be interpreted as if jointly drafted by the parties. It shall be governed by the laws of the State of California applicable to contracts made to be performed entirely therein.

8. Enforcement: If the parties cannot settle a dispute between them in a timely fashion, either party may file for arbitration within California. Arbitration shall be governed by the rules of the American Arbitration Association. The arbitrator(s) may award reasonable attorneys fees and costs to the prevailing party. Either party may apply for injunctive relief or enforcement of an arbitration decision in a court of competent jurisdiction within  California.

9. Counterparts: This Agreement may be executed in counterparts each of which shall be deemed an original and all of which together shall constitute one and the same agreement. Facsimile signatures shall be considered as valid and binding as original signatures.
IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above.

/s/Edward Aruda	August 28, 2017
Edward Aruda, EMPLOYEE	Date

/s/Matthew C. Scott	August 28, 2017
Matthew C. Scott, DIRECTOR	Date

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